Exhibit 99.1

Press Release

INVESTOR RELATIONS CONTACT:

Ralph Giacobbe

860-787-7968

Ralph.Giacobbe@TheCignaGroup.com

MEDIA CONTACT:

Justine Sessions

860-810-6523

Justine.Sessions@Evernorth.com

The Cigna Group Reports Strong Fourth Quarter and Full Year 2023 Results,

Raises 2024 Adjusted EPS Outlook, and Increases Dividend

•	Total revenues for 2023 were $195.3 billion
•	Shareholders’ net income for 2023 was $5.2 billion, or $17.39 per share
•	Adjusted income from operations[1] for 2023 was $7.4 billion, or $25.09 per share
•	2024 adjusted income from operations[1,2] is projected to be at least $8.025 billion, or at least $28.25 per share[2]
•	Board of Directors declared a 14% increase in the quarterly dividend to $1.40 per share

BLOOMFIELD, CT, February 2, 2024 – Global health company The Cigna Group (NYSE: CI) today reported strong 2023 results reflecting revenue and earnings growth across its diversified portfolio of businesses.

“2023 was another very strong year for our company with consistent execution and sustained growth,” said David M. Cordani, chairman and CEO of The Cigna Group. “We will accelerate our momentum in 2024 as we lead in improving value, affordability and clinical outcomes, as well as with expanding access and choice.”

Shareholders’ net income for fourth quarter 2023 was $1.0 billion, or $3.49 per share, including a net after-tax loss of $552 million, or $1.88 per share, primarily associated with the loss on sale of businesses, a deferred tax benefit, as well as a charge for the organizational efficiency plan, compared with $1.2 billion, or $3.91 per share, for fourth quarter 20223.

The Cigna Group's adjusted income from operations1 for fourth quarter 2023 was $2.0 billion, or $6.79 per share, compared with $1.5 billion, or $5.02 per share, for fourth quarter 20223, reflecting strong contributions from both Evernorth Health Services and Cigna Healthcare.

Shareholders’ net income for 2023 was $5.2 billion, or $17.39 per share, compared with $6.7 billion, or $21.41 per share, for 20223. The Cigna Group's adjusted income from operations1 for 2023 was $7.4 billion, or $25.09 per share, compared with $7.3 billion, or $23.36 per share, for 20223.

A reconciliation of shareholders’ net income to adjusted income from operations1 is provided on the following page and on Exhibit 1 of this earnings release.

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CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and reconciliations of total revenues to adjusted revenues4 and shareholders’ net income to adjusted income from operations1:

Consolidated Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022[3]	2023	2022[3]

Total Revenues	$51,114	$45,753	$195,265	$180,518
Net Realized Investment Losses (Gains) from Equity Method Investments[4]	35	(8)	57	126
Adjusted Revenues[4]	$51,149	$45,745	$195,322	$180,644

Consolidated Earnings, net of taxes
Shareholders’ Net Income	$1,029	$1,193	$5,164	$6,704
Net Realized Investment Losses (Gains)[1]	58	(17)	114	496
Amortization of Acquired Intangible Assets[1]	360	284	1,413	1,345
Special Items[1]	552	73	757	(1,232)
Adjusted Income from Operations[1]	$1,999	$1,533	$7,448	$7,313

Shareholders’ Net Income, per share	$3.49	$3.91	$17.39	$21.41
Adjusted Income from Operations[1], per share	$6.79	$5.02	$25.09	$23.36

•	Total revenues for fourth quarter 2023 increased 12% from fourth quarter 2022, reflecting strong growth across Evernorth Health Services and Cigna Healthcare.

•	Shareholders’ net income for fourth quarter 2023 was $1.0 billion, or $3.49 per share, including a net after-tax loss of $552 million, or $1.88 per share, primarily associated with the loss on sale of businesses, a deferred tax benefit, as well as a charge for the organizational efficiency plan, compared with $1.2 billion, or $3.91 per share, for fourth quarter 2022[3].

•	Adjusted income from operations[1] for fourth quarter 2023 increased 30% from fourth quarter 2022[3], reflecting strong contributions from Evernorth Health Services and Cigna Healthcare.

•	The SG&A expense ratio[5] was 7.9% for fourth quarter 2023, compared to 7.6% for fourth quarter 2022[3], reflecting the one-time cost of an organizational efficiency plan, partially offset by revenue growth. The adjusted SG&A expense ratio[5] was 7.4% for fourth quarter 2023, compared to 7.6% for fourth quarter 2022[3].

•	The debt-to-capitalization ratio was 40.1% at December 31, 2023 compared to 40.5% at September 30, 2023 and 41.0% at December 31, 2022[3].

•	In 2023, the Company repurchased 7.8 million shares of common stock for approximately $2.3 billion.

•	On February 2, 2024, the Company’s Board of Directors declared a cash quarterly dividend of $1.40 per share of Cigna common stock to be paid on March 21, 2024 to shareholders of record as of the close of trading on March 6, 2024. This reflects a 14% increase from the 2023 cash quarterly dividend of $1.23 per share.

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CUSTOMER RELATIONSHIPS

The following table summarizes The Cigna Group’s medical customers and overall customer relationships:

Customer Relationships (in thousands):

	As of the Periods Ended
	December 31,
	2023	2022

Total Pharmacy Customers[6]	98,570	93,905

U.S. Healthcare	18,170	16,206
International Health	1,610	1,798
Total Medical Customers[6]	19,780	18,004

Behavioral Care	24,956	44,841
Dental	18,543	18,397
Medicare Part D	2,550	2,874

Total Customer Relationships[6]	164,399	178,021

•	Total pharmacy customers[6] at December 31, 2023 increased 5% from December 31, 2022 to 98.6 million due to new sales and the continued expansion of relationships.

•	Total medical customers[6] at December 31, 2023 grew 10% from December 31, 2022 to 19.8 million, an increase of 1.8 million customers, primarily driven by growth in U.S. Healthcare, including fee-based customers as well as Individual and Family Plans and Medicare Advantage customers.

•	Customer relationships[6] were impacted by the non-renewal of a supplemental behavioral coverage contract with New York Life, which was insignificant to total revenues and adjusted income from operations[1]. Excluding the impact of this contract[6], behavioral care and total customer relationships[6] at December 31, 2023 increased 1% and 4%, respectively, from December 31, 2022.

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HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 1 for a reconciliation of adjusted income (loss) from operations1 to shareholders’ net income.

Evernorth Health Services

This segment offers a broad range of coordinated and point solution health services and capabilities, as well as those from partners across the health care system, in Pharmacy Benefits, Home Delivery Pharmacy, Specialty Pharmacy, Distribution and Care Delivery and Management Solutions to health plans, employers, government organizations and health care providers.

Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Adjusted Revenues[4]	$40,519	$36,188	$153,499	$140,335
Adjusted Income from Operations, Pre-Tax[1]	$1,890	$1,725	$6,442	$6,127
Adjusted Margin, Pre-Tax[7]	4.7%	4.8%	4.2%	4.4%

•	Fourth quarter and full year 2023 adjusted revenues[4] increased 12% and 9%, relative to fourth quarter and full year 2022, respectively, reflecting strong organic growth in specialty pharmacy and care solutions.

•	Fourth quarter and full year 2023 adjusted income from operations, pre-tax[1], increased 10% and 5%, relative to fourth quarter and full year 2022, respectively, reflecting continued affordability improvements and growth in specialty, partially offset by increased strategic investments in technology to support the onboarding of new clients and continued advancement of our digital capabilities and care solutions.

•	Fourth quarter and full year 2023 adjusted margin, pre-tax[7], was 4.7% and 4.2%, compared to 4.8% and 4.4%, for fourth quarter and full year 2022, respectively, reflecting continued strategic investments in technology to support the onboarding of new clients and expansion of existing client relationships.

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Cigna Healthcare

This segment includes the U.S. Healthcare and International Health operating segments, which provide comprehensive medical and coordinated solutions to clients and customers. During the fourth quarter of 2023, the U.S. Commercial and U.S. Government operating segments combined to form the U.S. Healthcare operating segment. U.S. Healthcare provides commercial medical plans and specialty benefits and solutions for insured and self-insured clients, Medicare Advantage, Medicare Supplement and Medicare Part D plans for seniors and individual health insurance plans. International Health solutions include health care coverage in our international markets, as well as health care benefits for globally mobile individuals and employees of multinational organizations.

Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022[3]	2023	2022[3]

Adjusted Revenues[4,8]	$13,005	$11,132	$51,205	$45,037
Adjusted Income from Operations, Pre-Tax[1]	$969	$517	$4,478	$4,099
Adjusted Margin, Pre-Tax[7]	7.5%	4.6%	8.7%	9.1%

•	Fourth quarter and full year 2023 adjusted revenues[4,8] grew 17% and 14%, over fourth quarter and full year 2022, respectively, reflecting customer growth and premium rate increases to cover underlying medical cost trends.

•	Fourth quarter 2023 adjusted income from operations, pre-tax[1], increased relative to fourth quarter 2022[3], primarily driven by a lower adjusted SG&A expense ratio[5], reflecting strong revenue growth, timing of investments, and operating efficiency, as well as a lower MCR[5] and higher net investment income.

•	Full year 2023 adjusted income from operations, pre-tax[1], increased relative to full year 2022[3], primarily driven by a lower MCR[5] and a lower adjusted SG&A expense ratio[5].

•	The Cigna Healthcare MCR[5] was 82.2% and 81.3% for fourth quarter and full year 2023 compared to 83.8% and 81.7% for fourth quarter and full year 2022, respectively. The fourth quarter and full year 2023 MCR[5] benefited from continued strong performance in our U.S. Healthcare business, including affordability initiatives, effective pricing execution, and favorable stop loss results.

•	Cigna Healthcare net medical costs payable[9] was $4.86 billion at December 31, 2023, $5.09 billion at September 30, 2023, and $3.96 billion at December 31, 2022. The year-over-year increase was primarily driven by customer growth and business mix. The sequential decrease was consistent with prior years, reflecting stop loss seasonality. Favorable prior year reserve development on a gross pre-tax basis was $279 million and $259 million for full year 2023 and 2022, respectively.

6

Corporate and Other Operations

Corporate reflects interest expense, amounts not allocated to operating segments and includes intersegment eliminations. Additionally, this discussion includes items reported in Other Operations, which is comprised of Corporate Owned Life Insurance (“COLI”) and the Company’s run-off operations.

Financial Results (dollars in millions):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022[3]	2023	2022[3]

Adjusted (Loss) from Operations, Pre-Tax[1]	$(400)	$(375)	$(1,602)	$(957)

•	Fourth quarter 2023 adjusted loss from operations, pre-tax[1], was $400 million compared to $375 million for fourth quarter 2022, primarily reflecting the impact of higher interest rates.

•	Full year 2023 adjusted loss from operations, pre-tax[1], was $1,602 million compared to $957 million for full year 2022, primarily reflecting the absence of income from divested businesses[10].

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2024 OUTLOOK2

The Cigna Group's outlook2 for full year 2024 adjusted revenues2,4 is at least $235.0 billion. The Cigna Group’s outlook2 for full year 2024 consolidated adjusted income from operations1,2 is at least $8.025 billion, or at least $28.25 per share2. Additionally, this outlook includes the impact of expected future share repurchases and anticipated 2024 dividends.

(dollars in millions, except where noted and per share amounts)
2024 Consolidated Metrics	Projection for Full Year Ending December 31, 2024
Adjusted Revenues[2,4]	at least $235,000
Adjusted Income from Operations[1,2]	at least $8,025
Adjusted Income from Operations, per share[1,2]	at least $28.25
Adjusted SG&A Expense Ratio[2,5]	~6.1%
Adjusted Effective Tax Rate[2,11]	20.5% to 21.0%
Cash Flow from Operations[2]	at least $11,000
Capital Expenditures[2]	~$1,500
Shareholder Dividends[2]	~$1,550
Weighted Average Shares Outstanding (millions)[2]	282 to 286

2024 Evernorth Metrics
Adjusted Income from Operations, Pre-Tax[1,2]	at least $7,000

2024 Cigna Healthcare Metrics
Adjusted Income from Operations, Pre-Tax[1,2]	at least $4,750
Medical Care Ratio[2,5]	81.7% to 82.7%
Total Medical Customers[2,6]	~19.3M

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The foregoing statements represent the Company’s current estimates of The Cigna Group's 2024 consolidated and segment adjusted income from operations1,2 and other key metrics as of the date of this release. Actual results may differ materially depending on a number of factors. Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release. Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on The Cigna Group’s website in the Investor Relations section (https://investors.thecignagroup.com/overview/default.aspx). Management will be hosting a conference call to review full year 2023 results and discuss full year 2024 outlook beginning today at 8:30 a.m. ET. A link to the conference call is available in the Investor Relations section of The Cigna Group's website located at https://investors.thecignagroup.com/events-and-presentations/default.aspx.

The call-in numbers for the conference call are as follows:

Live Call

(888) 566-1889 (Domestic)

(773) 799-3989 (International)

Passcode: 2022024

Replay

(800) 839-9317 (Domestic)

(203) 369-3605 (International)

It is strongly suggested you dial in to the conference call by 8:15 a.m. ET.

About The Cigna Group

The Cigna Group (NYSE: CI) is a global health company committed to creating a better future built on the vitality of every individual and every community. We relentlessly challenge ourselves to partner and innovate solutions for better health. The Cigna Group includes products and services marketed under Evernorth Health Services, Cigna Healthcare, or its subsidiaries. The Cigna Group maintains sales capabilities in more than 30 countries and jurisdictions, and has approximately 165 million customer relationships around the world. Learn more at thecignagroup.com.

Notes:

  Adjusted income (loss) from operations is a principal financial measure of profitability used by The Cigna Group’s management because it presents the underlying results of operations of the Company’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income. Adjusted income from operations is defined as shareholders’ net income (or income before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding net realized investment results, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. Adjusted income (loss) from operations is measured on an after-tax basis for consolidated results and on a pre-tax basis for segment results. Consolidated adjusted income (loss) from operations is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income. See Exhibit 1 for a reconciliation of consolidated adjusted income from operations to shareholders’ net income.

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  Management is not able to provide a reconciliation of adjusted income from operations to shareholders’ net income (loss), adjusted revenues to total revenues, adjusted SG&A expense ratio to SG&A expense ratio, or adjusted effective tax rate to effective tax rate, on a forward-looking basis because it is unable to predict, without unreasonable effort, certain components thereof including (i) future net realized investment results (from equity method investments with respect to adjusted revenues) and (ii) future special items. These items are inherently uncertain and depend on various factors, many of which are beyond The Cigna Group’s control. As such, any associated estimate and its impact on shareholders’ net income and total revenues could vary materially.

  The Company’s outlook excludes the potential effects of any other business combinations that may occur after the date of this earnings release. The Company’s outlook includes the potential effects of expected future share repurchases and anticipated 2024 dividends.

  As announced in January 2021, The Cigna Group currently intends to pay regular quarterly dividends, with future declarations subject to approval by its Board of Directors and the Board’s determination that the declaration of dividends remains in the best interests of The Cigna Group and its shareholders. The decision of whether to pay future dividends and the amount of any such dividends will be based on the Company’s financial position, results of operations, cash flows, capital requirements, the requirements of applicable law and any other factors the Board of Directors may deem relevant.

  The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternate uses of capital. The share repurchase program may be effected through open market purchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, including through Rule 10b5-1 trading plans, or privately negotiated transactions. The program may be suspended or discontinued at any time.

  Effective January 1, 2023, The Cigna Group adopted ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, and related amendments. Prior year results have been restated to reflect the adoption of the new accounting guidance.

  Adjusted revenues is used by The Cigna Group’s management because it permits analysis of trends in underlying revenue. The Company defines adjusted revenues as total revenues excluding the following adjustments: special items and The Cigna Group's share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. Special items are matters that management believes are not representative of the underlying results of operations due to their nature or size. We exclude these items from this measure because management believes they are not indicative of past or future underlying performance of the business. Adjusted revenues is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, total revenues. See Exhibit 1 for a reconciliation of consolidated adjusted revenues to total revenues.

  Operating ratios are defined as follows:
•	The Cigna Healthcare medical care ratio (“MCR”) represents medical costs as a percentage of premiums for all Cigna Healthcare risk products provided through guaranteed cost or experience-rated funding arrangements.
•	SG&A expense ratio on a GAAP basis for the fourth quarter 2023 represents enterprise selling, general and administrative expenses of $4,062 million as a percentage of total revenue of $51.1 billion at a consolidated level. SG&A expense ratio on a GAAP basis for the fourth quarter 2022 represents enterprise selling, general and administrative expenses of $3,484 million as a percentage of total revenue of $45.8 billion at a consolidated level.
•	SG&A expense ratio on a GAAP basis for the full year 2023 represents enterprise selling, general and administrative expenses of $14,822 million as a percentage of total revenue of $195.3 billion at a consolidated level. SG&A expense ratio on a GAAP basis for the full year 2022 represents enterprise selling, general and administrative expenses of $13,174 million as a percentage of total revenue of $180.5 billion at a consolidated level.
•	Adjusted SG&A expense ratio for the fourth quarter 2023 represents enterprise selling, general and administrative expenses of $3,785 million excluding special items of $277 million as a percentage of adjusted revenue at a consolidated level. Adjusted SG&A expense ratio for the

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fourth quarter 2022 represents enterprise selling, general and administrative expenses of $3,461 million excluding special items of $23 million as a percentage of adjusted revenue at a consolidated level.

•	Adjusted SG&A expense ratio for the full year 2023 represents enterprise selling, general and administrative expenses of $14,324 million excluding special items of $498 million as a percentage of adjusted revenue at a consolidated level. Adjusted SG&A expense ratio for the full year 2022 represents enterprise selling, general and administrative expenses of $13,045 million excluding special items of $129 million as a percentage of adjusted revenue at a consolidated level.

  Customer relationships are defined as follows:
•	Total medical customers includes individuals in the Cigna Healthcare segment who meet any one of the following criteria: are covered under a medical insurance policy, managed care arrangement, or service agreement issued by Cigna Healthcare; have access to Cigna Healthcare's provider network for covered services under their medical plan; or have medical claims that are administered by Cigna Healthcare.
•	During the fourth quarter of 2023, the U.S. Commercial and U.S. Government operating segments combined to form the U.S. Healthcare operating segment. Information presented for year ended December 31, 2022 has been restated to conform to the new operating segment presentation.
•	International Health medical customers excludes medical customers served by less than 100% owned subsidiaries, as well as certain customers served by our third-party administrator. International Health customers as of December 31, 2023 reflect the transition of certain runoff business to Other Operations beginning January 1, 2023.
•	Effective January 1, 2023, total pharmacy customers have been updated to reflect customer filled prescriptions through Inside Rx. Previously these customers had been estimated based on active customers over a period of time. Total pharmacy customers for prior periods have been restated to reflect this change.
•	Behavioral care and total customer relationships as of December 31, 2022 excluding the impact of the supplemental behavioral coverage contract with New York Life were 24,696 thousand and 157,876 thousand, respectively.

  Adjusted margin, pre-tax, is calculated by dividing adjusted income (loss) from operations, pre-tax by adjusted revenues for each segment.

  The Cigna Group owns noncontrolling interests in certain operating joint ventures. As such, the adjusted revenues for the Cigna Healthcare segment only include the Company’s share of the joint ventures’ earnings reported in Fees and Other Revenues using the equity method of accounting under GAAP.

  Medical costs payable within the Cigna Healthcare segment are presented net of reinsurance and other recoverables. The gross medical costs payable balance was $5.09 billion as of December 31, 2023, $5.32 billion as of September 30, 2023, and $4.18 billion as of December 31, 2022.

  On July 1, 2022, the Company completed the sale of its life, accident and supplemental benefits businesses in six countries (Hong Kong, Indonesia, New Zealand, South Korea, Taiwan and Thailand) to Chubb INA Holdings, Inc. ("Chubb") for approximately $5.4 billion in cash (the "Chubb transaction"). In December 2022, the Company divested its ownership interest in a joint venture in Türkiye.

  The measure “adjusted effective tax rate” is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “consolidated effective tax rate”. We define adjusted effective tax rate as the consolidated income tax rate applicable to the Company’s pre-tax income excluding pre-tax income (loss) attributable to noncontrolling interests, net realized investment results, amortization of acquired intangible assets, and special items. The Cigna Group's share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded. Management is not able to provide a reconciliation to the consolidated effective tax rate on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including (i) future net realized investment results and (ii) future special items.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made in connection with this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on The Cigna Group's current expectations and projections about future trends, events and uncertainties. These statements are not historical facts. Forward-looking statements may include, among others, statements concerning our projected adjusted income from operations outlook for 2024 on a consolidated, per share, and segment basis; projected adjusted revenue outlook for 2024; projected capital expenditures for 2024; projected total medical customer growth over year end 2023; projected medical care and adjusted SG&A expense ratios; projected consolidated adjusted effective tax rate; projected cash flow from operations; future dividends, including projected shareholder dividends for 2024; projected weighted average shares outstanding; future financial or operating performance, including our ability to improve the health and vitality of those we serve; future growth, business strategy and strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas and the impact of the developing inflationary and interest rate pressures; capital deployment plans and amounts available for future deployment; our prospects for growth in the coming years; the impact of revised accounting rules related to accounting for long-duration contracts; and other statements regarding The Cigna Group’s future beliefs, expectations, plans, intentions, liquidity, cash flows, financial condition or performance. You may identify forward-looking statements by the use of words such as “believe,” “expect,” “project,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such risks and uncertainties include, but are not limited to: our ability to achieve our strategic and operational initiatives; our ability to adapt to changes in an evolving and rapidly changing industry; our ability to compete effectively, differentiate our products and services from those of our competitors and maintain or increase market share; price competition, inflation and other pressures that could compress our margins or result in premiums that are insufficient to cover the cost of services delivered to our customers; the potential for actual claims to exceed our estimates related to expected medical claims; our ability to develop and maintain satisfactory relationships with physicians, hospitals, other health service providers and with producers and consultants; our ability to maintain relationships with one or more key pharmaceutical manufacturers or if payments made or discounts provided decline; changes in the pharmacy provider marketplace or pharmacy networks; changes in drug pricing or industry pricing benchmarks; our ability to invest in and properly maintain our information technology and other business systems; our ability to prevent or contain effects of potential cyberattack or other privacy or data security incidents; risks related to our use of artificial intelligence and machine learning; political, legal, operational, regulatory, economic and other risks that could affect our multinational operations, including currency exchange rates; risks related to strategic transactions and realization of the expected benefits of such transactions, as well as integration or separation difficulties or underperformance relative to expectations; dependence on success of relationships with third parties; risk of significant disruption within our operations or among key suppliers or third parties; potential liability in connection with managing medical practices and operating pharmacies, onsite clinics and other types of medical facilities; the substantial level of government regulation over our business and the potential effects of new laws or regulations or changes in existing laws or regulations; uncertainties surrounding participation in government-sponsored programs such as Medicare; the outcome of litigation, regulatory audits and investigations; compliance with applicable privacy, security and data laws, regulations and standards; potential failure of our prevention, detection and control systems; unfavorable economic and market conditions, the risk of a recession or other economic downturn and resulting impact on employment metrics, stock market or changes in interest rates and risks related to a downgrade in financial strength ratings of our insurance subsidiaries; the impact of our significant indebtedness and the potential for further indebtedness in the future; credit risk related to our reinsurers; as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available through the Investor Relations section of www.thecignagroup.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. The Cigna Group undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

THE CIGNA GROUP								Exhibit 1
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)

		Three Months Ended				Years Ended
		December 31,				December 31,
(Dollars in millions, except per share amounts)		2023		2022 (1)		2023		2022 (1)

REVENUES

Pharmacy revenues		$36,604		$33,135		$137,243		$128,566
Premiums		11,175		9,548		44,237		39,916
Fees and other revenues		3,045		2,858		12,619		10,881
Net investment income		290		212		1,166		1,155
Total Revenues		51,114		45,753		195,265		180,518
Net realized investment results from certain equity method investments		35		(8)		57		126
Adjusted revenues (2)		$51,149		$45,745		$195,322		$180,644

Shareholders' net income		$1,029		$1,193		$5,164		$6,704
Pre-tax adjusted income (loss) from operations by segment
Evernorth Health Services		$1,890		$1,725		$6,442		$6,127
Cigna Healthcare		969		517		4,478		4,099
Corporate and Other Operations		(400)		(375)		(1,602)		(957)
Consolidated pre-tax adjusted income from operations		2,459		1,867		9,318		9,269
Adjusted income tax expense		(460)		(334)		(1,870)		(1,956)
Consolidated after-tax adjusted income from operations		$1,999		$1,533		$7,448		$7,313

Weighted average shares (in thousands)		294,565		305,413		296,882		313,065
Common shares outstanding (in thousands)						292,504		298,676
SHAREHOLDERS' EQUITY at December 31,						$46,223		$44,675
SHAREHOLDERS' EQUITY PER SHARE at December 31,						$158.03		$149.58

	Three Months Ended				Years Ended
	December 31,				December 31,
	2023		2022 (1)		2023		2022 (1)
(Dollars in millions, except per share amounts)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

SHAREHOLDERS’ NET INCOME

Shareholders' net income		$1,029		$1,193		$5,164		$6,704
Adjustments to reconcile adjusted income from operations
Net realized investment losses (gains) (3)	$69	58	$(14)	(17)	$135	114	$613	496
Amortization of acquired intangible assets	451	360	457	284	1,819	1,413	1,876	1,345
Special Items
Loss (gain) on sale of businesses	1,478	1,410	73	56	1,499	1,429	(1,662)	(1,332)
Charge for organizational efficiency plan	252	193	—	—	252	193	22	17
Charges (benefits) associated with litigation matters	—	—	—	—	201	171	(28)	(20)
Integration and transaction-related costs	25	20	23	17	45	35	135	103
Deferred tax (benefits), net	—	(1,071)	—	—	—	(1,071)	—	—
Adjusted income from operations (4)		$1,999		$1,533		$7,448		$7,313

DILUTED EARNINGS PER SHARE

Shareholders' net income		$3.49		$3.91		$17.39		$21.41
Adjustments to reconcile to adjusted income from operations
Net realized investment losses (gains) (3)	$0.23	0.20	$(0.05)	(0.06)	$0.45	0.38	$1.96	1.59
Amortization of acquired intangible assets	1.53	1.22	1.50	0.93	6.13	4.77	5.99	4.30
Special Items
Loss (gain) on sale of businesses	5.02	4.79	0.23	0.18	5.05	4.81	(5.31)	(4.26)
Charge for organizational efficiency plan	0.86	0.66	—	—	0.85	0.65	0.07	0.05
Charges (benefits) associated with litigation matters	—	—	—	—	0.68	0.58	(0.09)	(0.06)
Integration and transaction-related costs	0.08	0.07	0.08	0.06	0.15	0.12	0.43	0.33
Deferred tax (benefits), net	—	(3.64)	—	—	—	(3.61)	—	—
Adjusted income from operations (4)		$6.79		$5.02		$25.09		$23.36

(1) Effective January 1, 2023, The Cigna Group adopted ASU 2018-12, Targeted Improvements to the Accounting for Long-Duration Contracts, and related amendments. Prior year results have been restated to reflect the adoption of the new accounting guidance. Please refer to the Summary of Significant Accounting Policies footnote in The Cigna Group’s Form 10-K for the period ended December 31, 2023, expected to be filed on February 29, 2024, for additional details.

(2) Adjusted revenues is defined as total revenues excluding the following adjustments: special items and The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting. These items are excluded because they are not indicative of past or future underlying performance of our businesses.

(3) Includes The Cigna Group’s share of certain realized investments results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting.

(4) Adjusted income (loss) from operations is defined as shareholders’ net income (or income before income taxes less pre-tax income (loss) attributable to noncontrolling interests for the segment metric) excluding the following adjustments: net realized investment results, amortization of acquired intangible assets and special items. The Cigna Group’s share of certain realized investment results of its joint ventures reported in the Cigna Healthcare segment using the equity method of accounting are also excluded.